Exhibit 17.1

RESIGNATION FROM MTI TECHNOLOGIES, INC.

I hereby resign as a director of MTI Technologies, Inc. effective March 10, 2005.

/s/ RALPH J. YARRO, III
Ralph J. Yarro, III